SCHEDULE 14A
                                 (RULE 14A-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


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|_|  Preliminary Proxy Statement           |_|  Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
|_|   Definitive Proxy Statement
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|_|   Soliciting Material Pursuant to Rule 14a-12


                            POST PROPERTIES, INC.
               (Name Of Registrant As Specified In Its Charter)

                                JOHN A. WILLIAMS
                                  ROY E. BARNES
                             FRANCIS L. BRYANT, JR.
                                 PAUL J. DOLINOY
                                THOMAS J.A. LAVIN
                                GEORGE R. PUSKAR
                                EDWARD LOWENTHAL
                                 CRAIG G. VOUGHT
                             WILLIAM A. PARKER, JR.
                                   J.C. SHAW
   (Name Of Person(s) Filing Proxy Statement, If Other Than The Registrant)


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Contacts:
Media                                     Investors
Jeremy Fielding/Kimberly Kriger           Larry Dennedy/Bob Marese
Kekst and Company                         MacKenzie Partners, Inc.
212-521-4800                              212-929-5500


             LARGEST VOTER OF POST PROPERTIES COMMON STOCK DECLARES
                         SUPPORT FOR INDEPENDENT SLATE

              Shapiro Capital Management to Vote GOLD proxy card

      In light of way GID offer handled, Sam Shapiro says not voting for independent directors would be "irresponsible"

ATLANTA, May 19, 2003 - Sam Shapiro, President of Shapiro Capital Management, which holds the power to vote the largest single block of shares eligible to vote at Post Properties, Inc.'s (NYSE:PPS) upcoming annual meeting, publicly stated on Saturday afternoon that Shapiro Capital will vote the GOLD proxy for the election of the independent director nominees. Mr. Shapiro commented, "It is clearly time for change at Post Properties. I believe Post's incumbent board has neglected its duty to shareholders. Given the board's handling of the GID offer, I believe it would be absolutely irresponsible for fund managers not to vote for the slate of independent directors."

Shapiro Capital Management recently sold its Post Properties common stock. But it owned the shares on March 25, 2003, the date of record to vote in the proxy contest.

"We are delighted that Mr. Shapiro has publicly announced that he is joining the number of other institutional and individual investors who plan to vote in favor of our slate. His endorsement is important because he is a respected member of the investment community who understands the importance of fiduciary duties to shareholders, company transparency, and sound corporate governance," said John Williams, Edward Lowenthal, President and Chief Executive Officer designate and George R. Puskar, independent director nominee and proposed non-executive Chairman.

"In contrast, the current management seems to have a very different idea about how best to maximize shareholder value. In discussing the GID offer, CEO Dave Stockert yesterday told a reporter that `Post's board did consider the bid thoroughly and decided it was not in the best interest of shareholders.'

"We are stunned Dave Stockert would describe the board's process as `thorough' when they did not even check to see if GID was willing to pay a higher price; the entire board meeting to consider the offer took less than 30 minutes, start to finish; the board failed to have an independent financial adviser to present any financial analysis or answer directors' questions regarding the GID proposal; and obviously failed to form a special committee of independent directors to explore the offer.

"It is abundantly clear that the incumbent directors and management believe this is not a good time to pursue a sale of the company. Our director nominees will seek to maximize shareholder value today. And when ISS and Green Street recommended a vote for the incumbent directors and the status quo platform, both acknowledged that a sale is more likely if our independent nominees are elected.

There is still time to vote. If you have already mailed your white proxy and wish to change your vote, you have every legal right to do so. Please sign, date and express mail the GOLD proxy card. If you need assistance in sending your GOLD proxy card, contact MacKenzie Partners, Inc. toll-free at (800) 322-2885 or
(212) 929-5500 or by email at PROXY@MACKENZIEPARTNERS.COM between 8:00 am and midnight any day before the annual meeting," concluded Messrs. Williams, Lowenthal and Puskar.

                  VOTE GOLD FOR DIRECTORS COMMITTED TO PURSUE
                 IMMEDIATELY A SALE OF THE COMPANY WHILE MARKET
                            CONDITIONS ARE FAVORABLE

                 VOTE GOLD TO ELECT THE BEST-QUALIFIED TEAM WITH
               SIGNIFICANT EXPERIENCE SELLING PUBLIC REAL ESTATE
                 COMPANIES FOR THE BENEFIT OF ALL SHAREHOLDERS

                   VOTE GOLD TO MAXIMIZE SHAREHOLDER VALUE
                        ----

The proxy statement, which has been mailed to Post Properties shareholders, and other filings and information related to this solicitation can be also found at WWW.POSTSHAREHOLDERS.COM.
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